Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces First Quarter 2009 Financial Results

New York, NY – April 23, 2009 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced a non-GAAP operating net income of $1.6 million, or $0.05 per diluted share, for the quarter ended March 31, 2009.  This compares to a non-GAAP operating net loss of $6.0 million, or $0.20 per diluted share for the corresponding 2008 period and a non-GAAP operating net loss of $20.2 million, or $0.65 per diluted share for the 2008 fourth quarter.  GAAP net income was $0.7 million, or $0.02 per diluted share for the quarter ended March 31, 2009, compared to a net loss of $7.5 million, or $0.24 per diluted share for the corresponding 2008 period and a net loss of $22.1 million, or $0.71 per diluted share for the 2008 fourth quarter.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP operating results to our GAAP results.

John G. Duffy, Chairman and Chief Executive Officer, said “While most of our business lines have been negatively impacted by very poor economic conditions in the U.S. and Europe and the turmoil in the financial markets, we are pleased to report that the firm returned to profitability.  Despite a challenging revenue environment, the absence of large valuation adjustments on our trust preferred and related CDO portfolio and tighter expense management allowed us to record a modest profit for the three months ended March 31, 2009.  At quarter-end, we reduced staff by approximately 7% and made the decision to consolidate our Columbus office into our Chicago office.  Also in the quarter, we selectively added talent in areas that complement and enhance our franchise including convertible securities, fixed income and investment banking.”

Highlights for the quarter include:

•
Commissions revenue was $36.0 million, a decrease of 31.7% from the first quarter of 2008, primarily reflecting the steep drop throughout 2008 in the value of most European financial services stocks on which the bulk of our non-US commissions are based and, to a lesser extent, the negative impact of translating our non-US commissions to U.S. dollars.  Commissions decreased 9.6% compared to the fourth quarter of 2008, reflecting decreased market volatility and lower trading volumes in the first quarter of 2009.

•
Investment banking revenue was $26.9 million, a decrease of 37.7% compared to $43.1 million for the first quarter of 2008, primarily due to lower M&A and advisory revenues reflecting lower levels of market activity due to the challenging market environment. Investment banking revenue decreased 1.5% compared to $27.3 million for the fourth quarter of 2008, primarily due to lower M&A and advisory revenues partially offset by an increase in capital markets revenue.

•
Principal transactions, net resulted in revenue of $4.1 million compared to a loss of $30.1 million for the first quarter of 2008 and a loss of $30.0 million in the fourth quarter of 2008.  The return to a net gain in the current quarter reflects the absence of significant negative valuation adjustments on financial instruments owned compared to the first and fourth quarters of 2008.

•
Operating compensation and benefits expense on a non-GAAP basis (GAAP compensation and benefits expense adjusted for the 2006 initial public offering restricted stock awards) was $43.4 million, which includes severance expense of $2.8 million related to our reduction in force, a decrease of 24.3% compared to $57.3 million for the first quarter of 2008 and a decrease of 5.7% compared to $46.0 million for the prior quarter. GAAP compensation and benefits expense was $45.7 million, a decrease of 23.8% compared to $59.9 million for the first quarter of 2008 and a decrease of 6.9% compared to $49.1 million for the fourth quarter of 2008.

•
Non-compensation expense was $24.7 million, a decrease of $3.7 million, or 13.0%, compared to $28.4 million for the first quarter of 2008, primarily due to a decrease in brokerage and clearance expense. Non-compensation expense decreased $4.5 million, or 15.4%, compared to $29.2 million for the fourth quarter of 2008, primarily due to decreases in brokerage and clearance and other expenses.

•	As of March 31, 2009, stockholders’ equity, which was all tangible, amounted to $404.6 million, or approximately 79% of total assets. Preliminary book value per share was $13.40.

KBW, Inc. expects to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission on or about May 11, 2009.

About KBW
KBW, Inc. through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited and KBW Asset Management, is a full service investment bank specializing in the financial services industry.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our annual report on Form 10-K , which is available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Revenues:
Investment banking	$26,860	$27,282	$43,087
Commissions	36,019	39,858	52,766
Principal transactions, net	4,116	(29,989)	(30,100)
Interest and dividend income	1,738	4,336	8,092
Investment advisory fees	313	382	306
Other	3,230	690	701

Total revenues	72,276	42,559	74,852

Expenses:
Compensation and benefits	45,667	49,060	59,933
Occupancy and equipment	5,209	5,252	4,743
Communications and data processing	6,715	7,111	6,423
Brokerage and clearance	3,882	5,165	7,153
Business development	3,132	3,144	3,789
Interest	169	488	2,068
Other	5,572	8,002	4,180
Non-compensation expenses	24,679	29,162	28,356
Total expenses	70,346	78,222	88,289
Income / (loss) before income taxes	1,930	(35,663)	(13,437)
Income tax expense / (benefit)	1,200	(13,551)	(5,938)
Net income / (loss)	$730	$(22,112)	$(7,499)

Earnings per share(1):
Basic	$0.02	$(0.71)	$(0.24)
Diluted	$0.02	$(0.71)	$(0.24)

Weighted average number of common shares outstanding(1):
Basic	31,354,507	31,021,496	30,735,039
Diluted	32,610,654	31,021,496	30,735,039

(1) In accordance with Statement of Financial Accounting Standards No. 128, basic and diluted common shares outstanding are equal for the quarters ended December 31, 2008 and March 31, 2008.

Non-GAAP Financial Measures

We have reported in this press release our compensation and benefits expense, income / (loss) before income taxes, income tax expense / (benefit), net income / (loss), compensation ratio and basic and diluted earnings per share on a non-GAAP basis for the three months ended March 31, 2009, December 31, 2008 and March 31, 2008.  The non-GAAP amounts exclude compensation expense related to the amortization of IPO restricted stock awards granted in November 2006.  Our management utilizes these non-GAAP calculations in understanding and analyzing our financial results.  Our management believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of our core operating results and business outlook. Our management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods. Our reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these non-GAAP measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that our GAAP measures of compensation and benefits expense, income / (loss) before income taxes, income tax expense / (benefit), net income / (loss), compensation ratio and basic and diluted earnings per share and the same respective non-GAAP measures of our financial performance should be considered together.

We expect to grant restricted stock awards and other share-based compensation in the future. We do not expect to make any such substantial grants to employees outside of our regular compensation and hiring process, as we did when we granted the restricted stock awards in connection with our IPO.

The following provides details with respect to reconciling compensation and benefits expense, income / (loss) before income taxes, income tax expense / (benefit), net income / (loss), compensation ratio and basic and diluted earnings per share on a GAAP basis for the three months ended March 31, 2009, December 31, 2008 and March 31, 2008 to the aforementioned captions on a non-GAAP basis.

	GAAP	Reconciliation Amount		Non-GAAP
	(dollars in thousands, except per share information)
Three Months Ended March 31, 2009:
Compensation and benefits expense	$45,667	$(2,302)	(a)	$43,365
Income before income taxes	$1,930	$2,302	(a)	$4,232
Income tax expense	$1,200	$1,431	(b)	$2,631
Net income	$730	$871	(c)	$1,601
Compensation ratio (d)	63.2%			60.0%

Earnings per share:
Basic	$0.02	$0.03		$0.05
Diluted	$0.02	$0.03		$0.05

Weighted average number of common shares outstanding:
Basic	31,354,507	-	(f)	31,354,507
Diluted	32,610,654	-	(f)	32,610,654

Three Months Ended December 31, 2008:
Compensation and benefits expense	$49,060	$(3,067)	(a)	$45,993
(Loss) / income before income taxes	$(35,663)	$3,067	(a)	$(32,596)
Income tax (benefit) / expense	$(13,551)	$1,153	(b)	$(12,398)
Net (loss) / income	$(22,112)	$1,914	(c)	$(20,198)
Compensation ratio (d)	115.3%			108.1%

Earnings per share (e):
Basic	$(0.71)	$0.06		$(0.65)
Diluted	$(0.71)	$0.06		$(0.65)

Weighted average number of common shares outstanding (e):
Basic	31,021,496	-	(f)	31,021,496
Diluted	31,021,496	-	(f)	31,021,496

Three Months Ended March 31, 2008:
Compensation and benefits expense	$59,933	$(2,673)	(a)	$57,260
(Loss) / income before income taxes	$(13,437)	$2,673	(a)	$(10,764)
Income tax (benefit) / expense	$(5,938)	$1,181	(b)	$(4,757)
Net (loss) / income	$(7,499)	$1,492	(c)	$(6,007)
Compensation ratio (d)	80.1%			76.5%

Earnings per share (e):
Basic	$(0.24)	$0.04		$(0.20)
Diluted	$(0.24)	$0.04		$(0.20)

Weighted average number of common shares outstanding (e):
Basic	30,735,039	-	(f)	30,735,039
Diluted	30,735,039	-	(f)	30,735,039

(a)	The non-GAAP adjustment represents the pre-tax expense with respect to the amortization of the IPO restricted stock awards granted to employees in November 2006.
(b)	The non-GAAP adjustment with respect to income tax expense / (benefit) represents the elimination of the tax benefit resulting from the amortization of the IPO restricted stock awards in the period.
(c)	The non-GAAP adjustment with respect to net income / (loss) was the after-tax amortization of the IPO restricted stock awards in the period.
(d)
The first quarter 2009, fourth quarter 2008 and first quarter 2008 compensation ratios were calculated by dividing compensation and benefits expense by total revenues of $72,276, $42,559 and $74,852, respectively.

(e)	In accordance with Statement of Financial Accounting Standards No. 128, basic and diluted common shares outstanding are equal for the quarters ended December 31, 2008 and March 31, 2008.
(f)	Both the basic and diluted weighted average number of common shares outstanding were not adjusted.

Further information regarding these non-GAAP financial measures is included in our annual report on Form 10-K, which is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Neil Shapiro, 212-754-5423

Source: KBW, Inc.